Alliance Data Systems Corporation Announces Proposed Offering of $700 Million Convertible
Senior Notes

Company to Use Net Proceeds to Repurchase Common Stock

DALLAS, July 23, 2008 /PRNewswire-FirstCall/ — Alliance Data Systems Corporation (NYSE: ADS) announced today that it proposes to offer, subject to market conditions and other factors, up to $700 million aggregate principal amount of convertible senior notes due 2013 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Alliance Data also intends to grant to the initial purchasers of the Notes an option to purchase up to an additional $105 million aggregate principal amount of the Notes solely to cover over-allotments, if any.

The Notes will be general unsecured senior obligations of Alliance Data, will pay interest semi-annually, and will be convertible during certain periods and under certain circumstances. Upon conversion, holders of the Notes will receive, at the election of Alliance Data, cash, shares of Alliance Data’s common stock or a combination of cash and shares of Alliance Data’s common stock. Holders of the Notes will have the right to require Alliance Data to repurchase for cash all or some of their Notes upon the occurrence of certain events. The interest rate, conversion rate and other terms are to be determined by negotiations between Alliance Data and the initial purchasers.

In connection with the offering of the Notes, Alliance Data expects to enter into convertible note hedge transactions with one or more of the initial purchasers of the Notes or their respective affiliates (the “hedge counterparties”) and intends to use a portion of the net proceeds from the offering to pay for the convertible note hedge transactions. Alliance Data also expects to enter into separate warrant transactions with the hedge counterparties, which would result in additional proceeds to Alliance Data, and anticipates that the warrants will have an exercise price that is approximately 75% higher than the closing price of Alliance Data’s common stock on the date the warrants are issued.

In connection with the convertible note hedge and warrant transactions, the hedge counterparties have advised Alliance Data that they or their affiliates may enter into various derivative transactions with respect to Alliance Data’s common stock concurrently with or shortly after pricing of the Notes. These transactions could have the effect of increasing or preventing a decline in the price of Alliance Data’s common stock concurrently with or following the pricing of the Notes. In addition, the hedge counterparties or their affiliates may from time to time, following the pricing of the Notes, modify their respective hedge positions by entering into or unwinding various derivative transactions with respect to Alliance Data’s common stock or by purchasing or selling Alliance Data’s common stock in secondary market transactions during the term of the Notes (and are likely to do so during any cash settlement averaging period related to the conversion of the Notes). These activities could have the effect of decreasing the price of Alliance Data’s common stock and could adversely affect the price of the Notes during any cash settlement averaging period related to the conversion of the Notes.

Alliance Data expects to use the net proceeds of the offering and the proceeds of the warrant transactions to (i) fund the repurchase of approximately $300 million worth of shares of Alliance Data common stock pursuant to a new repurchase program (under which up to $1.3 billion of stock may be purchased in addition to the Company’s previously announced $500 million repurchase program, of which approximately $50 million remains), including concurrently with the issuance of the Notes through private block trades with one or more of the initial purchasers of the Notes, their affiliates, or both, and, from time to time, in open market purchases and in private transactions, (ii) pay approximately $105 million, the estimated cost of the convertible note hedge transactions, taking into account the proceeds to Alliance Data of the warrant transaction, each described above and (iii) free up borrowing capacity under its revolving credit facility by repaying two outstanding credit agreements in full.

If the initial purchasers exercise their option to purchase additional Notes, Alliance Data expects to use a portion of the net proceeds from the sale of the additional Notes to increase ratably the number of shares underlying the convertible note hedge transactions. The Company also expects the hedge counterparties to increase ratably the number of shares underlying the warrant transactions, which would result in additional proceeds to Alliance Data. Alliance Data expects to use the remainder of the net proceeds from the sale of additional Notes for the repurchase of shares of Alliance Data common stock from time to time under its new repurchase program in open market purchases and in private transactions.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Alliance Data common stock into which the Notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

SOURCE: Alliance Data Systems Corporation

CONTACT: Julie Prozeller of Financial Dynamics, +1-212-850-5721